Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 14, 2013 in the Registration Statement on Form 20-F and the Information Statement of Feishang Anthracite Resources Limited (“Feishang Anthracite”) for the registration of the ordinary shares of Feishang Anthracite to be distributed to the shareholders of China Natural Resources, Inc. in connection with the proposed spin-off of Feishang Anthracite.

/s/Ernst & Young
Certified Public Accountants
Hong Kong

August 15, 2013